Exhibit 5.1

November 7, 2023

Science 37 Holdings, Inc.

800 Park Offices Drive, Suite 3606

Research Triangle Park, North Carolina 27709

Re:	Registration Statement on Form S-8 — Science 37 Holdings, Inc. 2021 Incentive Award Plan, 2021 Employee Stock Purchase Plan and Amended and Restated 2022 Employment Inducement Incentive Award Plan.

Ladies and Gentlemen:

Science 37 Holdings, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to (i) 31,150,000 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) that may be issued pursuant to the terms of the Company’s 2021 Incentive Award Plan (the “2021 Plan”), (ii) 3,600,000 shares of Common Stock that may be issued pursuant to the terms of the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”) and (iii) 10,000,000 shares of Common Stock that may be issued pursuant to the terms of the Company’s Amended and Restated 2022 Employment Inducement Incentive Award Plan (the “Inducement Plan” and, collectively with the 2021 Plan and the ESPP, the “Plans”), as well as the authorized forms of stock option, restricted stock unit or other applicable award agreements under each of the Plans (collectively, the “Award Agreements”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined copies of (a) the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each in the form filed as exhibits with the Commission, (b) the Plans, each in the form filed as exhibits with the Commission, and (c) such other records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof.

As a result of the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, under the laws of the State of Delaware, when issued pursuant to and in accordance with the Plans and the applicable Award Agreements, the shares of Common Stock that are the subject of the Registration Statement will be validly issued, fully paid, and non-assessable.

In rendering this opinion, we have assumed that the resolutions authorizing the Company to issue the shares of Common Stock pursuant to the each of the Plans and the applicable Award Agreements will be in full force and effect at all times at which the shares of Common Stock are issued by the Company and that the Company will take no action inconsistent with such resolutions. We have further assumed that each award under the Plans will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors in accordance with applicable law.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP